Exhibit 99.2

DATED  18 APRIL 2018

SERGEY ALEKSANDROVICH SOLONIN
as Chargor

AND

CREDIT SUISSE AG
as Chargee

PLEDGE AND CHARGE OVER SHARES AGREEMENT
In respect of shares in
QIWI PLC

____________________________________________
Harneys Aristodemou Loizides Yiolitis LLC
Omrania Centre 313, 28th October Avenue
3105 Limassol, Cyprus
www.harneys.com
______________________________________________

THIS AGREEMENT is made on 18 APRIL 2018 BETWEEN:
(1)
SERGEY ALEKSANDROVICH SOLONIN a citizen of the Russian Federation, with a Russian passport number 75 4343051, with address at 142290, Moscow region, Pushchino, mkr «AB», 24 apt. 228, Russian Federation (the "Chargor "); and

(2)	CREDIT SUISSE AG with registered office at Paradeplatz 8, 8001 Zurich, Switzerland acting in its capacity as chargee (the "Chargee").
WHEREAS:
(A)	The Chargor has entered into the Credit Agreement (defined below) as borrower.
(B)	The Chargor is the legal, beneficial and registered owner of 18.46509% of the issued shares in the Company and 78.87309% of all the class A shares in the Company.
(C)	The Chargor has agreed to execute and deliver this Agreement in favour of the Chargee to secure the Secured Obligations (as defined below) under the Credit Agreement.
NOW IT IS HEREBY AGREED AS FOLLOWS:
1	Definitions
1.1	In this Agreement:
"ADS Conversion Agreement" means a tripartite agreement dated on or about the date hereof between the Chargee as original lender, the Company and the Bank of New York Mellon as depositary (the "Depositary").
"American Depositary Receipts" means the American depositary receipts of the Company representing the class B shares of the Company listed in the Nasdaq Stock Market (ISIN: US74735M1080; Bloomberg Ticker: QIWI US Equity).
"American Depositary Shares" means the securities created pursuant to that certain Deposit Agreement, dated as of May 2, 2013 by and among the Company, the Depositary and the Owners and Holders (as defined therein) (the "Deposit Agreement").
"Articles" means the articles of association of the Company in force as at the date of this Agreement.
"Business Day" means a day (other than a Saturday or Sunday) on which commercial banks are open for the transaction of general business in Zurich and Cyprus.
"Company" means QIWI PLC, a company incorporated under the laws of Cyprus, with registration number HE 193010 having its registered address at Kennedy 12, Kennedy Business Centre, Floor 2, 1087 Nicosia, Cyprus.
"Charged Assets" means all or any of:-
(i)	the Existing Shares and the share certificate(s) representing the same;
(ii)	the Conversion Event Class B Shares and the share certificate(s) representing the same;
(iii)
the shares, other securities or instruments of any kind in the Company issued in conversion of, exchange or substitution for or replacement of, or representing any of the Existing Shares, or Conversion Event Class B Shares, including without limitation, class B shares, American Depositary Shares and American Depositary Receipts issued thereunder ("Securities");
(iv)	any dividend or interest paid or payable in relation to the Existing Shares or Securities unless released by the Chargee;
(v)
any right, money or property accruing or offered at any time in relation to the Existing Shares or Securities by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

"Class A Transfer and Conversion Agreement" means a letter agreement dated on or about the date of this Agreement signed by the Company and acknowledged and agreed by the secretary of the Company, the Chargor and the Chargee.
"Credit Agreement" means a USD 20,000,000 facility agreement dated on or about the date hereof entered into between the Chargor as borrower and the Chargee as original lender.
"Conversion Event" means the conversion of all A shares of the Company to B shares, on a one-to one basis pursuant to Regulation 6(b)(3) of the Articles.
"Conversion Event Class B Shares" means 4,500,000 class B shares resulting from a conversion of the Existing Shares pursuant to the occurrence of a Conversion Event.
"Encumbrance" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
"Event of Default" has the same meaning given to it in the Credit Agreement.
"Existing Shares" means 4,500,000 class A shares of Euro 0.0005 each registered in the name of the Chargor and constituting 7.37856% of the issued share capital of the Company as at the date of this Agreement.
"Secured Obligations" means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to the Chargee under or in connection with the Finance Documents, together with all costs, charges and expenses incurred by the Chargee in connection with the protection, preservation or enforcement of its rights under the Finance Documents.
"Security Period" means the period commencing on the date hereof and terminating on the irrevocable and unconditional discharge in full, to the satisfaction of the Chargee, of the Secured Obligations.

"Share Certificate" means the share certificate with number 576 representing the Existing Shares and any substitute share certificate.
Unless a contrary indication appears, a term defined or given a particular meaning in the Credit Agreement has the same meaning and application in this Agreement.
1.2
Any reference in this Agreement to a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerous) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument.

1.3	In this Agreement any reference to a "Clause" or a "Schedule" is, unless the context otherwise requires, a reference to a Clause of or a Schedule to this Agreement.
2	Pledge
2.1
The Chargor hereby assigns and agrees to assign to the Chargee by way of security all his rights, title, interest and benefit, present and future, actual or contingent, related to, or accruing in respect of, the Charged Assets.

2.2
The Chargor hereby charges and agrees to charge in favour of the Chargee by way of first priority security and by way of equitable mortgage all his rights, title and interest, both present and future, to and in the Charged Assets.

2.3	The Chargor, as the sole registered and beneficial owner of the Existing Shares held by him hereby pledges in favour of the Chargee its Share Certificate.
3	Representation and Warranties
The Chargor hereby represents and warrants to the Chargee that:
3.1	Status of Company
The Company is a public limited liability company duly incorporated for an unlimited duration and is validly existing and in good standing under the laws of Cyprus, having its registered office at Kennedy 12, Kennedy Business Centre, Floor 2, 1087 Nicosia, Cyprus with registration 193010.
3.2	Share Capital
3.2.1
The authorised share capital of the Company is EUR115.425,00 divided into 131.777.871 class A shares of nominal value EUR 0,0005 each and 99.072.129 class B shares of nominal value EUR 0,0005 each. The issued share capital is EUR 30.493,746 divided into 14.277.871 class A shares of nominal value EUR 0,0005 each and 46.709.621 class B shares of nominal value EUR 0,0005 each.

3.2.2
The Company has sufficient authorised share capital and there is sufficient headroom available under an effective registration statement on Form F-6 for the issuance of American Depositary Shares representing the maximum number of class B shares issuable upon conversion of the maximum number of Existing Shares and each of the Company and the Depositary, as applicable, has taken all necessary action to authorise or otherwise enable the Chargee to exercise its rights under this Agreement, including without limitation (i) the conversion of the Existing Shares to class B shares on a one-to-one basis (whether automatically or by notice in writing) and (ii) subject to the conditions of the ADS Conversion Agreement, issuance of American Depositary Receipts to, or at the direction of, the Chargee in an enforcement of the security created pursuant to this Agreement.

3.2.3	The Chargor has held the Existing Shares continuously since 29 June 2017.
3.3	Existing Shares
3.3.1
As at the date of this Agreement, the Existing Shares constitute 7.37856% of the total issued share capital of the Company and 31.5173% of the total class A shares in the issued share capital of the Company.

3.3.2	It is on the date hereof the sole registered, legal and beneficial owner of the Existing Shares and has full right and title in them and is the lawful holder of the Share Certificate.
3.3.3	The Existing Shares have been duly authorised, validly issued and are fully paid up and no calls have been, or can be, made in respect of the Existing Shares.
3.3.4	The Share Certificate has been validly issued.
3.4
No person has or is entitled to any pre-emption right, conditional or unconditional option, warrant or other right to subscribe for, purchase or otherwise acquire any Charged Assets or unissued class A shares, or any interest in the same.

3.5	The Existing Shares are not subject to any Encumbrance other than those created by this Agreement.
3.6	The security created by this Agreement is a bona fide pledge and charge to secure the obligations of the Chargor under the Credit Agreement, which obligations provide for full recourse to the Chargor.
3.7	This Agreement is not entered into by the Chargor with the intent of facilitating a disposition of the Existing Shares, the Conversion Event Class B Shares or any Securities.
3.8	Non Conflict with other Obligations
The execution, delivery and performance of its obligations under, and the compliance by the Chargor with the provisions of, this Agreement will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Chargor or the Company is subject; (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instruments to which the Chargor or the Company is a party or is subject or by which it or any of its property is bound; or (iii) contravene or conflict with any provision of the Company's constitutional documents.
3.9	Authorisations
All authorisations required to authorise and/or actions required by the Chargor, in connection with the execution, delivery, validity, or enforceability of this Agreement or the performance by the Chargor of his obligations hereunder or to enable the creation of the security to be created by him pursuant to this Agreement and to ensure that such security has the priority and ranking it is expressed to have, have been taken, obtained or made and are in full force and effect and there has been no default in the observance of any of the conditions or restrictions imposed in or in connection with any of the same.
3.10	Loan
The Loan under the Credit Agreement is made with full recourse to the Chargor and constitutes a direct, general, unconditional and unsubordinated obligation of the Chargor and such Loan is not entered into with an expectation that the Chargor would default on his obligations thereunder.
3.11
The obligations of the Chargor under this Agreement are direct, general and unconditional obligations of the Chargor and compliance with the provisions of section 138(2) of the Cyprus Contract Law, Cap 149 and this Agreement creates in favour of the Chargee the security which it is expressed to create with the ranking and priority it is expressed to have.
3.12
Save for stamp duty that may be payable in Cyprus, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere.

3.13	The representations and warranties set out in this Clause 3 shall survive the execution of this Agreement.
3.14
The representations and warranties set out in this Clause 3 shall extend to any Conversion Event Class B Shares and, with respect to such Conversion Event Class B Shares, be deemed to be made on and from the date of the issue of the same.

3.15
The representations and warranties set out in this Clause 3 shall be separate and independent and (except as expressly otherwise provided) no representation or warranty shall be limited by reference to any other representation or warranty.

3.16	The Chargor acknowledges and agrees that the Chargee has entered into this Agreement on the basis of and in reliance upon the representations and warranties set out in this Clause 3.
4	Conversion Event
4.1
If a Conversion Event occurs at any time during the Security Period, the Chargor shall within 2 Business Days of the occurrence of such event deliver to the Chargee and the secretary of the Company a notice in the form or substantially in the form of the notice attached as Schedule 4A.

5	Share Certificates and Transfers
5.1	The Chargor hereby covenants and undertakes with the Chargee that:-
5.1.1	He will deliver or procure to be delivered to the Chargee concurrently with the execution hereof the following:-
(a)	the Share Certificate;
(b)
a number of instrument of transfers of shares in respect of the Existing Shares and Securities duly executed by the Chargor and undated, in the form set out in Schedule 1 or in such other form as the Chargee may request;

(c)	a letter of undertaking from the secretary of the Company, in the form set out in Schedule 2;
(d)
subject to clause 5.2 below, a secretary's certificate, in the form set out in Schedule 5, duly signed by the secretary of the Company evidencing that a memorandum of pledge in respect of the Existing Shares has been registered in the register of members of the Company; and

(e)
a duly signed and dated approval of at least 75% of the holders of class A shares of the Company signed by all such holders approving any transfer of class A shares pursuant to this Agreement, in the form set out in Schedule 6.

5.1.2	The Chargor will deliver or procure to be delivered to the Chargee promptly upon issue of Conversion Event Class B Shares:-
(a)	a share certificate in respect of such Conversion Event Class B Shares;
(b)	an instrument of transfer of shares in respect of such Conversion Event Class B Shares, duly executed by the Chargor and undated, in the form set out in Schedule 1, if required by the Chargee;
(c)
subject to clause 5.2 below, a secretary's certificate in the form set out in Schedule 5 duly signed by the secretary of the Company evidencing that a memorandum of pledge in respect of such Conversion Event Class B Shares has been registered in the register of members of the Company.

5.1.3	The Chargor undertakes to procure that in the event of a change in and/or resignation of the secretary of the Company, the Chargor shall procure:
(i) that 5 Business Days prior notice is given to the Chargee in writing of an intention to change the secretary of the Company and/or in the case of resignation of the same that notice in writing is given to the Chargee as soon as practicable on receipt of notice of the intention of such person to resign; and
(ii) the delivery to the Chargee of an updated version of the document referred to in Clause 5.1.1 (c) of this Agreement in the form set out in Schedule 2, duly executed by the new secretary of the Company appointed in replacement.
5.2	The Chargee shall:
5.2.1
give notice of the security over the Charged Assets created pursuant to this Agreement to the Company in the form or substantially in the form of notice attached hereto as Schedule 4B and shall deliver to  the Company a copy of this Agreement, certified to be a true copy by a duly authorized officer of the Chargee; and

5.2.2
in relation to any Conversion Event Class B Shares, promptly following receipt by the Chargee of notice of the issue of such Conversion Event Class B Shares, deliver an executed copy of a notice in the form or substantially in the form of notice attached as Schedule 4B of this Agreement to enable the Company to make a memorandum of the pledge over such Conversion Event Class B Shares, constituted by this Agreement in the register of members against the Conversion Event Class B Shares, and the Chargor shall procure that the Company following receipt of notice referred to in this Clause, shall deliver to the Chargee a certificate that a memorandum of the pledge over the Conversion Event Class B Shares constituted by this Agreement as aforesaid has been made in the register of members in the form attached as Schedule 5.

6	Voting Rights, Dividends and other restrictions
6.1
Subject to Clause 6.2, 6.3 and 6.4 below, the Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to the Existing Shares and any Conversion Event Class B Shares as he sees fit where:

(a)	he does so for a purpose which is not inconsistent with any Finance Document; and

(b)
the exercise of or failure to exercise those rights would not have any adverse effect on the value of or the rights relating to the Charged Assets and/or rights of the Chargee under this Agreement, the ADS Conversion Agreement and the Class A Transfer and Conversion Agreement.

6.2	Subject to Clause 6.3 below, the Chargor shall be entitled to all dividends payable prior to the occurrence of an Event of Default to the extent provided for in clause 20.4 of the Credit Agreement.
6.3	At any time after the occurrence of an Event of Default, but subject to Clause 6.4 and 6.5:
6.3.1
the Chargee may exercise the voting and other rights attached to the Existing Shares, any Conversion Event Class B Shares or Securities and the Chargor may not exercise any voting and other rights attached to the Existing Shares and any Conversion Event Class B Shares;

6.3.2
all dividends or other income paid or payable in relation to the Existing Shares and any Conversion Event Class B Shares or Securities shall be paid to the Chargee and applied against the Secured Obligations in accordance with the terms of the Credit Agreement.

6.4
The Chargee shall not be entitled to acquire, receive, vote or exercise any other rights of the Chargee in respect of any Securities to the extent (but only to the extent) that immediately upon giving effect to such acquisition, receipt or exercise of such rights, the Chargee, under any federal, state or local laws, rules, regulations or regulatory orders or any provisions of the Company's constitutional documents (together, "Applicable Restrictions") would own, beneficially own, constructively own, control, hold the power to vote or otherwise meet a relevant definition of ownership in excess of a number of Existing Shares, Conversion Event Class B Shares, or Securities, equal to: (i) the number of such Existing Shares, Conversion Event Class B Shares, or Securities that would give rise to any reporting or registration obligation (other than the reporting requirements under Section 13 of the Securities Exchange Act of 1934, as amended) or other requirement (including obtaining prior approval by any person or entity) of the Chargee, or would result in an adverse effect on the Chargee under Applicable Restrictions, as determined by the Chargee in its reasonable discretion, in each case minus (ii) 1% of the number of the total outstanding Existing Shares, class B Shares or the American Depository Shares or American Depository Receipts (an "Ownership Limitation").

6.5
The inability of the Chargee to acquire, receive or exercise rights with respect to any Existing Shares or the Conversion Event Class B Shares or the Securities as provided above at any time as a result of an Ownership Limitation shall not preclude the Chargee from taking such action at a later time when no such Ownership Limitation is then existing or would result under this provision. Notwithstanding any other provision of the Credit Agreement to the contrary, the Chargee shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Existing Shares or the Conversion Event Class B Shares or the Securities that the Chargee is not entitled to acquire or receive, or exercise any other rights of the Chargee in respect hereof due to an Ownership Limitation until such time as the Chargee is not prohibited from acquiring, receiving or exercising such rights in respect thereof under an Ownership Limitation, and any such acquisition, receipt or exercise of such rights with respect to such number of Existing Shares, Conversion

Event Class B Shares and/or Securities, as applicable, in excess of such Ownership Limitation shall be void and have no effect to the extent (but only to the extent and, for the avoidance of doubt, only with respect to such number of Existing Shares, Conversion Event Class B Shares and/or Securities, as applicable, in excess of such Ownership Limitation) that the Chargee is so prohibited.
7	Covenants
7.1	The Chargor hereby further covenants with the Chargee that during the continuance of this Agreement, he shall not:-
(a)	sell or transfer, or agree to sell or transfer, or otherwise dispose of the Charged Assets or any part thereof;
(b)	execute or agree to execute any pledge or other security on or over the Charged Assets or any part thereof other than in favour of the Chargee;
(c)
permit any Encumbrance, claim, lien or liability to be created or to attach to the Charged Assets or any part thereof, other than in favour of the Chargee, and in the event of such Encumbrance, claim, lien or liability occurring, forthwith to notify the Chargee and to take all steps and make all payments necessary to obtain the release of the Charged Assets from such Encumbrance, claim, lien or liability;

(d)
consent to, vote for, nor permit (without the prior written consent of the Chargee, such consent not to be unreasonably withheld) (i) any reduction of the authorised share capital of the Company or the Company's share premium account and (ii) the variation of any rights relating to or attached to the Charged Assets (iii) any increase in the authorised share capital of the Company or allotment of unissued class A shares, except where such shares are issued or allotted to the Chargor and are subject to the security created by this Agreement;

(e)
suffer or permit the Company to make any alteration to, grant any rights in relation to or otherwise re-organise, redeem or purchase or reduce the share capital or reserves of the Company  in any way or enter into any composition or arrangement with its creditors or any class of creditors of the Company;

(f)
convene any meeting with a view either to the alteration of any of the provisions of the Company's Memorandum and Articles of Association and/or consent to, vote for, or permit, any amendments to the Company's Memorandum and Articles of Association, which may in any way affect or prejudice the rights of the Chargee, except with the prior written consent of the Chargee;

(g)
convene any meeting with a view to passing a resolution that the Company be wound up, enter into examinership or similar proceedings and/or consent to, vote for, or permit the winding up, examinership or similar proceeding of the Company;

(h)	suffer or permit the Company to permit any person other than the Chargor or the Chargee or any person named by the Chargee to be registered as the holders of the Charged Assets or any part thereof;
(i)	do or cause or permit to be done anything which in any way depreciates, jeopardises or otherwise materially prejudices the value of the security created by this Agreement;
(j)	exercise its rights of subrogation, reimbursement and indemnity against the Company;

(k)
take or receive any charge, lien, pledge or Encumbrance or enter into any agreement or arrangement having the effect of creating a security interest from the Company in respect of the liability of the Chargor under this Agreement.

7.2
The Chargor also covenants that he shall not and to the extent possible will procure that the Company will not (i) hinder or delay any of the remedies available to the Chargee under the Credit Agreement, this Agreement or any of the documents related to this Agreement, the Articles, any applicable law or any other remedies arising from the foregoing (unless required under any applicable U.S. securities law) and/or (ii) create and/or amend any policies of the Company which may in any way affect or prejudice the rights of the Chargee.

7.3
The Chargor undertakes to promptly notify the Chargee in writing of (i) the creation or amendment of any policies of the Company which may in any way affect or prejudice the rights of the Chargee (ii) amendments to the memorandum and articles of association of the Company (iii) any changes to the share capital of the Company related to issue of class A shares from time to time or rights attached thereto and (iv) to the extent he is legally permitted to do so, any other matter relating to the Company which may in any way affect or prejudice the rights of the Chargee under the Finance Documents.

7.4	The Chargor acknowledges that the Chargee may take action and/or undertake requests pursuant to the ADS Conversion Agreement and Class A Transfer and Conversion Agreement.
7.5	The Chargor shall, on receipt of written request by the Chargee, promptly provide the Chargee in writing, with information on the authorised share capital and issued share capital of the Company.
8	Protection of Security by Chargee and Preservation of Security
Without prejudice to the other rights and powers of the Chargee including the right conferred by section 139 of the Contract Law, Cap. 149 of the Statute Laws of Cyprus, the Chargee shall be entitled (but not bound) at all times to take any such action as it may think fit for the purpose of preserving or protecting the security created by this Agreement. Any costs or expenses incurred and any payments made by the Chargee for the aforementioned purpose and/or in relation to enforcement, including any fees paid to the Depository or Custodian, shall be treated as immediately due and owing by the Chargor to the Chargee on the 3rd Business Day following written demand thereof in accordance to the provisions of the Credit Agreement and this Agreement and if not paid on or prior to that date shall thenceforth bear interest in accordance with the provisions relating to default interest pursuant to the Credit Agreement.
9	Powers and Remedies of Chargee upon an Event of Default
9.1
At any time after the occurrence of an Event of Default, the Chargee shall be entitled to put into force and exercise all or any of the powers and remedies possessed by it according to law as Chargee of the share certificates and equitable mortgagee of the Charged Assets to discharge the Secured Obligations and shall have the right (but shall not be bound) at any time following the occurrence of an Event of Default at its sole discretion:-

(a)	to sell or otherwise dispose of or realise all or any of the Charged Assets for such consideration (whether payable immediately or by instalments), upon such other terms and in such manner (whether by public sale or private treaty, or through a stockbroker or a securities corporation or otherwise) as the Chargee may in its absolute discretion think fit, and without prejudice to the generality of the foregoing, may complete and put into effect any blank instruments of transfer held by the Chargee in respect of the Charged Assets, including without limitation to the generality of the foregoing, completing any such instruments of transfer  in favour of the purchaser thereof and procuring the registration of any such transfers or otherwise dealing with such instruments of transfer of shares as the Chargee may think fit; and/or
(b)
to complete any blank instruments of transfer and any other documents held by the Chargee in respect of the Charged Assets in favour of itself or its nominee or nominees and to procure the registration of any such transfers; and/or

(c)	to put into effect all or any of the documents referred to in Clause 5.1.1 and 5.1.2; and/or
(d)
to take any actions and/or give any instructions and/or notices to the Company, the Bank of New York Mellon (the "Custodian"), the secretary of the Company, and the Depositary, and/or any of their affiliates or agents, whether on behalf of the Chargor or otherwise, as it deems necessary in its absolute discretion to facilitate or enable enforcement of or over the Charged Assets or any part thereof and conversion of any securities comprising the same into American Depositary Receipts; and/or

(e)
to proceed to protect and enforce its rights by civil action or by any other available proceedings either for the sale of the Charged Assets or any part thereof in satisfaction of the moneys secured hereby or in aid of the exercise of any contractual power contained herein or to enforce any other right, power or remedy at common law or in equity; and/or

(f)
to exercise all or any of the voting and other rights and/or consensual powers pertaining or attaching to all or any part of the Charged Assets on such terms and in such manner as it may, in its absolute discretion, think fit subject to the terms of this Agreement; and/or

(g)
to receive, collect, recover, sue for and if necessary use the name of the Chargor for the recovery of and retain all dividends, interest or other distributions of profits, bonus shares or assets and/or other moneys or property due or receivable or payable on or assuring on or in respect of the Charged Assets or any part thereof.

9.2
Without limitation to the generality of the foregoing, any time after an Event of Default has occurred, the Chargee shall be entitled but not obliged, in its sole discretion, to use and put into effect all or any of the documents deposited with the Chargee pursuant to this Agreement and to register as owners of the Charged Assets, the Chargee and/or any nominees of the Chargee and/or any purchasers of the Existing Shares and/or the Conversion Event Class B Shares and/or the Securities and/or American Depositary Receipts resulting from conversion of Charged Assets (in case the Existing Shares and/or the Conversion Event Class B Shares and/or the Securities and/or American Depositary Receipts (or any of them) are sold to one or more third parties).

9.3
Upon any sale of any of the Charged Assets hereunder the purchaser shall take the same free of any claim or right of any third party and such purchaser shall not be bound to see or enquire whether the power of sale of the Chargee has become exercisable in the manner provided in this Agreement and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable in respect thereof.

9.4
When exercising its rights under this Agreement (including, without limitation, in respect of a sale of the Charged Assets) the Chargee shall act in good faith but shall not be liable to the Chargor for any failure to obtain the best price or a reasonable price for the Charged Assets or for any neglect or default of any nature whatsoever in connection with the Charged Assets. The Chargor and the Chargee agree and the Chargor accepts that the Chargee has the right to act in its own best commercial interests when enforcing its rights under this Agreement.

10	Power of Attorney
Until the Secured Obligations have been discharged in full in accordance with Clause 15, the Chargor hereby irrevocably appoints the Chargee and to be the lawful attorney of the Chargor for the purpose of, in case of an Event of Default, carrying out the provisions of this Agreement and taking any action and executing any instruments which the Chargee may deem necessary or advisable in the exercise of the powers hereby conferred on it or enabling the Chargee to delegate the exercise of those powers or otherwise to accomplish the purposes of this Agreement and the Chargor ratifies and confirms and agrees to ratify and confirm, in case of an Event of Default, any deed, assurance, agreement, instrument act or thing which the Chargee may execute or do as Attorney. Concurrently with the execution of this Agreement the Chargor shall execute an irrevocable power of attorney in the form attached hereto in Schedule 3. For the avoidance of doubt, the Chargee will exercise such rights and remedies in accordance with the requirements set forth above in clauses 6.4 and 6.5.
11	Application of Moneys
All moneys received by the Chargee under or in connection with this Agreement or as a result of the exercise by the Chargee of any of its rights under or pursuant to this Agreement may and shall, notwithstanding anything to the contrary expressed or implied in this Agreement, be applied by it in accordance with clause 24.2 of the Credit Agreement but without prejudice to the right of the Chargee to recover any shortfall through any further exercise of its powers and remedies in respect of the Charged Assets or pursuant to the terms of the Credit Agreement. If there is a balance remaining following the application of all moneys received by the Chargee under or in connection with this Agreement or as a result of the exercise by the Chargee of any of its rights under or pursuant to this Agreement, the Chargee shall transfer the balance to the Chargor.
12	Further Assurances
The Chargor shall forthwith, at his own expense, upon the request of the Chargee at any time and from time to time, duly execute and do all such further assurances, instruments and documents, acts and things as the Chargee may reasonably require for:-

(i)
creating, perfecting, preserving or protecting the security hereby created and/or perfecting, preserving or protecting the rights of the Chargee under this Agreement (including, without limitation to the generality of the foregoing, enabling the Chargee to vest in itself or in its nominees or any purchaser the Existing Shares, the Conversion Event Class B Shares, Securities, any American Depositary Receipts, or any of them);

(ii)
facilitating the realisation of the Charged Assets or the exercise of any right, power, authority or discretion afforded to the Chargee under this Agreement in accordance with the terms of this Agreement; and

(iii)	giving to the Chargee the full benefit of this Agreement,
including, without limitation, executing any transfer, conveyance, assignment, charge or assurance of the Charged Assets (whether to the Chargee or otherwise) making any registration and giving any notice, order or direction which the Chargee may request.
13	Preservation of Security
13.1	The security created by the Chargor pursuant to this Agreement is separate from and independent of the security created or intended to be created under any other Finance Document.
13.2
The security created by this Agreement shall be held by the Chargee as a continuing security for the due and punctual payment when due and discharge of the Secured Obligations and the due and punctual observance when due of all provisions hereof to be observed by the Chargor, it shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations and it shall be in addition to and shall not in any way be prejudiced or affected by any other security that the Chargee may have in relation to such obligations of the Chargor or the Secured Obligations.

13.3
This Agreement and the security constituted hereby shall be in addition, and without prejudice to, and not in substitution for any rights whatsoever which the Chargee may have for the time being and from time to time under or by virtue of any Finance Document and/or any other agreement, document, guarantee or security whatsoever. The Chargee shall not be bound to enforce any other agreement, guarantee or security whatsoever before enforcing the security created by this Agreement.

13.4	Until the Secured Obligations have been unconditionally and irrevocably paid and discharged in full:-
(i)	The Chargor shall not be entitled to participate in any security held or sums received by the Chargee in respect of all or any part of the Secured Obligations under the Finance Documents;
(ii)
The Chargor shall not claim or exercise any right of set off or counterclaim against the Chargee or the Company, nor make any claim in the bankruptcy or liquidation of the Company in respect of any sum which constitutes the proceeds of realization of the security constituted by this Agreement;

(iii)
The Chargor shall not take any steps to enforce any claim which it may have against the Company without the prior written consent of the Chargee, and then only on such terms and subject to such conditions as the Chargee may prescribe.

13.5
Any settlement or discharge under this Agreement between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Chargor being avoided or set aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, receivership, administration, liquidation or other similar process for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor forthwith on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

13.6
The rights of the Chargee under this Agreement and the security hereby constituted shall not be affected by any act, omission, matter or thing (whether or not known to or discoverable by the Chargee or any other person) which, but for this provision, might operate to impair, affect or discharge such rights and security (in whole or in part), including without limitation:-

(i)	any amendment, novation, replacement or supplement (however fundamental) to all or any of the Finance Documents; or
(ii)	any variation, determination, increase or reduction of any facility provided by the Chargee or otherwise to the Chargor;
(iii)
the variation, compromise, taking, exchange, renewal or release of, or refusal or neglect to perfect, take-up or enforce, any rights against, remedies or securities over assets of any one or more of the Company, the Chargor or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any legal limitation, incapacity or other circumstances relating to any one or more of the Company or the Chargor;
(v)	any time, indulgence, waiver or consent granted to or composition with any one or more of the Company, the Chargor or any other person;
(vi)	the dissolution, liquidation, receivership, insolvency, amalgamation, reconstruction or reorganisation of any one or more of the Company or the Chargor;
(vii)	the absence of or any defective, excessive or irregular exercise of any of the powers of any one or more of the Company or the Chargor;
(viii)
the invalidity, unenforceability, illegality or frustration of any obligations of any one or more of the Company, the Chargor or any other person under any Finance Document or any other document or security; or

(ix)	the release of the Chargor or any other person under the terms of any composition or arrangement with any creditor of the Chargor or any such person.
13.7	Prior to the payments received under any Finance Document in accordance with the Credit Agreement the Chargee may, at its discretion:
(i)
refrain from applying or enforcing any other moneys, security or rights held or received by it in respect of the Secured Obligations or apply and enforce the same in such manner and order as it seems fit (whether against the Secured

Obligations or otherwise) and the Chargor shall not be entitled to the benefit of the same; and
(ii)
hold all or part of those monies, in an interest bearing suspense or impersonal account in its name or in the name of the Chargee with any financial institution (including itself) and for so long as the Chargee thinks fit (the interest being credited to the relevant account) pending the application from time to time of those monies at the Chargee's discretion in accordance with the provisions of the Credit Agreement.

14	Delegation
The Chargee shall be entitled at any time and as often as may be expedient to the Chargee to delegate all or any of the powers and discretions vested in the Chargee by this Agreement in accordance with the terms of the Credit Agreement.
15	Release
The security created by this Agreement shall cease to exist:
(i) if the Chargee in its absolute discretion prior to the full discharge of the Secured Obligations releases it in writing;
(ii) upon the unconditional and irrevocable payment or satisfaction in full to the Chargee of all and any amounts due in respect of the Secured Obligations and none of the parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Chargor.
In each of the above cases the Chargee is obliged to deliver to the Chargor any share certificates and blank instruments of transfer that have been issued but not used and any other documents related to this Agreement delivered to the Chargee together with a statement to the effect that the security created by this Agreement has been cancelled and that the Charged Assets have been released therefrom (with a copy of the statement being sent to the Company at the same time) without recourse to, or any representation or warranty by, the Chargee or any of its nominees.
16	Notices
All notices or other communications to be given under or in connection with this Agreement shall be in writing and in English and shall be delivered by hand, by registered mail (return receipt requested), by email, by an internationally recognized courier or by telefax:
if to the Chargee:

Credit Suisse AG
YSS
Att.: Head of Legal – Lending and Related Products
8070 Zurich
Switzerland

Fax: +41 44 333 84 45

if to the Chargor:

Mr. Sergey Aleksandrovich Solonin
123001 Moscow
Spiridonovka 4, bld. 2

Email: s.solonin@qiwi.com
Phone: +7 903 130 57 63

with a copy to:

Maria Schastlivtseva
123001 Moscow
Spiridonovka 4, bld. 2

Email: m.schastlivtseva@qiwi.com
Phone: +7 495 231 36 48

or any substitute address or fax number or email address or department or officer as a party may communicate to the other party in accordance with the above by giving not less than five calendar days' prior notice.
(a)
Any notice to be given hereunder shall be given prior to the expiry of a term or deadline set forth in this Agreement or by applicable law. All notices, communications, documents or other information shall be effective irrespective of whether received prior to or after the expiry of such term or deadline (provided that the notice was timely and duly given in accordance with this Agreement).

17	Counterparts
This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all counterparts shall together constitute but one and the same instrument.
18	Successors
This Agreement shall remain in effect and references to the Chargor shall be deemed to include any successor in title of such Chargor and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of such Chargor hereunder.
19	Changes to the Parties
19.1	Changes to the Chargor
The Chargor may not assign any of his rights or transfer any of his rights or obligations hereunder.
19.2	Changes to the Finance Parties
(a)
The Chargor is deemed to consent to any assignment, transfer or novation by the Chargee under the terms of the Credit Agreement and no further consent or agreement of the Chargor is required to effect such an assignment or transfer.

(b)
The Chargee may assign or transfer all or part of its rights and obligations under this Agreement in accordance with the terms of the Credit Agreement. No consent shall be required from the Chargor to any such assignment or transfer but the Chargor undertakes to take any action necessary and/or sign any agreements or documents as the Chargee may require in connection with such assignment or transfer.

20	Miscellaneous

20.1
The Chargor grants to the Chargee an unconditional waiver regarding Swiss banking secrecy law. The Chargee shall be authorised to hold, process and share all necessary information in connection with the implementation, execution, amendment and enforcement of any rights in relation to this Agreement, including, but not limited to, the Chargor's name, domicile and address, all terms and conditions of this Agreement and other data within its own offices in Switzerland and abroad, with its affiliates, as well as with any relevant third parties. This waiver also comprises data stored on electronic media. The Chargee will continue to take all necessary internal security measures to protect and safeguard the confidentiality of customer data. The customer data is subject to the laws of those jurisdictions where access to the data is possible.

20.2
The Chargee shall not have any duty to ensure that any dividends, interest or other moneys and assets receivable in respect of the Charged Assets are duly and punctually paid, received or collected as and when the same become due and payable or to ensure that the correct amounts (if any) are paid or received on or in respect of the Charged Assets or to ensure the taking up of any (or any offer of any) shares, stocks, rights, moneys or other property paid, distributed, accruing or offered at any time by way of redemption, bonus, rights, preference, or otherwise on or in respect of, any of the Charged Assets.

20.3	Neither the Chargee nor the agents, managers, officers, employees, delegates and advisers of the Chargee shall be liable for:-
(a)
any expense, claim, liability, loss, cost, damage or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions under this Agreement, except to the extent caused by its or his/her gross negligence, or wilful misconduct; or

(b)
any act, default, omission or misconduct of the Chargee or its agents, managers, officers, employees, delegates and advisors in relation to the Charged Assets, except to the extent caused by its or his/her gross negligence, or wilful misconduct.

20.4
The Chargee shall not by reason of taking possession of the whole or any part of the Charged Assets be liable to account as mortgagee-in-possession or for anything except actual receipts or be liable for any loss upon realisation or for any default or omission for which a mortgagee-in-possession might be liable.

20.5
If, at any time, any provision of this Agreement is or becomes illegal, invalid or  unenforceable in any respect under any law of any jurisdiction, neither the legality,  validity or enforceability of the remaining provisions nor the legality, validity or  enforceability of such provision under the law of any other jurisdiction will in any way  be affected or impaired.

20.6
Each and every power and remedy given to the Chargee under this Agreement or  otherwise existing may be exercised in accordance with the terms of this Agreement  from time to time and as often and in such order as may be deemed expedient by the Chargee and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. It is expressly understood and agreed that no delay or omission by the Chargee in the exercise of any right or power or in the pursuit of any remedy accruing under the terms of this Agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or of any Event of

Default or to be an acquiescence therein, nor shall any acceptance by the Chargee of any security or any payment on account of the Secured Obligations be deemed a waiver of any right to take advantage of any future Event of Default.
20.7	This Agreement shall constitute a Finance Document for the purposes of the Credit Agreement.
21	Conduct of Business by the Chargee
No provision of this Agreement will:
(a)	interfere with the right of the Chargee to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige the Chargee to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige the Chargee to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of tax.
22	Governing Law
This Agreement shall be governed by Cypriot law.
23	Jurisdiction and Forum
23.1
The parties irrevocably agree that the courts of Cyprus shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement.

23.2
Each party irrevocably waives any objection which it might now or hereafter have to the courts referred to in Clause 23.1 being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

23.3
The Chargor irrevocably agrees that, should any party take any proceedings anywhere (whether for an injunction, specific performance, damages or otherwise), no immunity (to the extent that it may at any time exist, whether on the grounds of sovereignty or otherwise) from those proceedings, from attachment (whether in aid of execution, before judgment or otherwise) of its assets or from execution of judgment shall be claimed by it or on its behalf or with respect to its assets, any such immunity being irrevocably waived. The Chargor irrevocably agrees that he and his assets are, and shall be, subject to such proceedings, attachment or execution in respect of his obligations under the Finance Documents.

[intentionally left blank – signature pages to follow]

IN WITNESS WHEREOF this Agreement has been signed on behalf of the Chargee and the Chargor on the date specified above.

SERGEY ALEKSANDROVICH SOLONIN
as Chargor:

Name: Title: /s/ Sergey Solonin	Signature of witnesses: 1) /s/ Maria Schastlivtsera Name: Maria Schastlivtsera
2) /s/ Oxana Sirotinina Name:Oxana Sirotinina

CREDIT SUISSE AG
as Chargee:

Name: Peter Pieth / Malte Scheidegger Title: Vice President / Vice President /s/ Peter Pieth /s/ Malte Scheidegger	Signature of witnesses: 1) /s/ Naniko Kakabadze Name:Naniko Kakabadze
2) /s/ Mathias Ordody Name:Mathias Ordody

SCHEDULE 1
INSTRUMENT OF TRANSFER OF SHARES
The undersigned, _________________________ (the "Transferor"), DOES HEREBY transfer to _________________________ (the "Transferee") _________________________ class A shares / class B shares (delete as appropriate), nominal value €0.0005 per share, standing in our name in the undertaking called
QIWI PLC
to hold the same unto the Transferee, its executors, administrators and assigns.
AND the Transferee does hereby agree to take the said shares in the aforementioned undertaking subject to the conditions aforesaid.

Dated this ……….. day of  …………………………i.

The Transferor

In the presence of:
________________________________	_____________________________
(Transferor) Name: Title:	(Witness)

The Transferee

In the presence of:
________________________________	_____________________________
(Transferee) Name: Title:	(Witness)

SCHEDULE 2

LETTER OF UNDERTAKING
TO:  CREDIT SUISSE AG (the "Chargee")

DATED:

Dear Sirs,
QIWI PLC (the "Company")
For good and valuable consideration provided by the Parties (as defined in the Credit Agreement) (the receipt and sufficiency of which is hereby acknowledged) we hereby:
1.
acknowledge receipt of copies of (i) the Pledge and Charge over Shares Agreement dated ………… April 2018 entered into between Sergey Aleksandrovich Solonin as Chargor and the Chargee (the "Share Pledge"); (ii) the Class A Transfer and Conversion Agreement dated ………… April 2018 signed by the Company and acknowledged and agreed by us,  the Chargor and the Chargee; and (iii) the ADS Conversion Agreement dated ……… April 2018 entered into between the Company, the Chargee as Original Lender and the Bank of New York Mellon as depositary, and my familiarity with the terms of and obligations of the Company pursuant to the same;

2.
further irrevocably undertake to the Chargee that for so long as the Share Pledge is in force we will not, acting alone or in concert with any persons, authorise or register any transfer of any shares which are part of the Charged Assets, unless such transfer is made pursuant to an enforcement by the Chargee of the Share Pledge.

Defined terms shall, unless otherwise defined herein, have the same meaning given to them in the Share Pledge.

Yours faithfully,

………………………………..
 DIAGORAS (SECRETARIAL) LIMITED
Secretary

SCHEDULE 3
POWER OF ATTORNEY
1.
I, SERGEY ALEKSANDROVICH SOLONIN of citizen of the Russian Federation, with a Russian passport number 75 4343051 with address at 142290, Moscow region, Pushchino, mkr «AB», 24 apt. 228, Russian Federation, being the legal and beneficial owner of 11,261,399 class A shares of EUR 0.0005 each of QIWI PLC (the "Company") hereby constitute and appoint Credit Suisse AG (the "Chargee") and any other person appointed by the Chargee pursuant to the Pledge (as defined below) (each of them hereinafter referred to as the "Attorney") as our true and lawful attorney to do all or any of the following acts and matters:

i.
to sell, exchange, register, transfer or effect registration and transfer, assign, pledge or otherwise dispose of or charge all or any of the Existing Shares, Conversion Event Class B Shares and/or Securities (as each term is defined in the Pledge) to or in favour of such person or persons and at any price and under such terms and conditions as the Attorney may, in its sole and unfettered discretion deem appropriate or desirable and to receive payment in respect of any such sale or other disposal;

ii.
subject to the terms of the Credit Agreement, to demand, receive and retain all dividends, interests or other moneys or assets accruing on or in respect of all or any of the Existing Shares, Conversion Event Class B Shares and/or Securities, to deposit such dividends, interest or other moneys or assets at its absolute discretion towards the obligations secured by the Pledge and to sign on our behalf any cheque in respect of such dividends, interest or other money or assets;

iii.
to exercise all rights and options, by way of acceptance of offer of new shares, rights or bonus issue, or other rights, benefits, or otherwise, accruing on or in respect of all or any of the Existing Shares, Conversion Event Class B Shares and/or Securities and to require that all such rights and options be registered, transferred, assigned or otherwise dealt with as the Attorney may deem fit; all powers and authorities of the Attorney under this Power of Attorney in respect of such shares may be likewise exercised by the Attorney in respect of any new shares, rights or bonus issue or other rights and benefits accruing in respect of the Existing Shares, Conversion Event Class B Shares and/or Securities;

iv.
to demand from the Company, its secretary or register keeper and any other officer or person acting for the Company as well as from any competent authority, the issue and delivery to the Attorney of any certificates, statements or other documents of title evidencing the ownership of, or entitlement to, the Existing Shares, Conversion Event Class B Shares and/or Securities and any new shares, rights or bonus issue, or other rights and benefits accruing in respect of the Existing Shares, Conversion Event Class B Shares and/or Securities and to demand from any such person or authority the registration of the pledge in favour of the Chargee of any new shares accruing in respect of the Existing Shares, Conversion Event Class B Shares and/or Securities and the provision of the Chargee of a written confirmation of the said registration of the pledge;

v.
generally to act and deal in respect of the Existing Shares, Conversion Event Class B Shares and/or Securities and any new shares, rights and bonus, or other rights and benefits accruing in respect of the Existing Shares, Conversion Event Class B Shares and/or Securities as fully as I would do;

vi.
to sign, seal, execute and deliver any instruments, applications, assignments, receipts, deeds, agreements, forms and documents whatsoever in relation to all or any of the powers and authorities vested in the Attorney under this Power of Attorney (including, without limitation to the generality of the foregoing, any instruments or transfers of the Existing Shares, Conversion Event Class B Shares and/or Securities and any document of indemnity in the event of a transfer of Existing Shares, Conversion Event Class B Shares and/or Securities in respect of which title has been lost, misplaced or is not in existence) and to do so under such terms and conditions as the Attorney may deem fit; and/or

vii.	to appoint any substitute or agent or attorney to do all or any of the acts and matters vested in the Attorney under this Power of Attorney.
2.
All and any powers of attorney previously given in favour of any person or persons (other than the Chargee under the Pledge in relation to the Existing Shares, Conversion Event Class B Shares and/or Securities or any of them) are hereby revoked.

3.	I hereby ratify and confirm all that the Attorney or any substitute or substitutes shall do or cause to be done by virtue hereof.
4.
I hereby acknowledge that the Shares have been pledged, charged and assigned to the Chargee by a pledge and charge over shares agreement dated …………… April 2018 entered into between Sergey Aleksandrovich Solonin as Chargor and the Chargee (the "Pledge") and this Power of Attorney is given by way of security and shall remain in full force and irrevocable for as long as the Pledge shall remain in force.

DATED this ……………………...

……………………………………….
SERGEY ALEKSANDROVICH SOLONIN

SCHEDULE 4A
FORM OF NOTICE OF PLEDGE
Pursuant to Section 138 (2) of the Contract Law Cap. 149
AND CONVERSION EVENT

To: CREDIT SUISSE AG

To: DIAGORAS (SECRETARIAL) LIMITED
 ("Secretary")
CC: QIWI PLC
Date: …………………………….
Dear Sirs
Pledge and Charge over Shares Agreement dated ……………………….. between Sergey Aleksandrovich Solonin as Chargor and Credit Suisse AG as Chargee (the "Agreement")

In accordance with Clause 4.1 of the Agreement we hereby give you notice that a Conversion Event has occurred and as a result the Existing Shares have been converted to [ ] class B Shares of [ ] (the "Company") represented or to be represented by share certificate number [ ] (the "New Share Certificate"). We hereby confirm and acknowledge that the said shares constitute Conversion Event Class B Shares under the provisions of the Agreement and as such in accordance with Clause 4.1 of the Agreement, we hereby:
(i)	confirm that the Conversion Event Class B Shares are pledged and charged in your favour pursuant to the provisions of the Agreement;
(ii)	deliver and pledge the New Share Certificate to you;
(iii)	request that you deliver Share Certificate no 576 to the secretary for cancellation and we instruct the secretary to deliver the New Share Certificate directly to you;
(iv)
confirm that you are entitled, following the delivery of a notice of pledge to the Company, to be provided with a Certificate of Memorandum of Pledge confirming that a memorandum of  pledge in relation to the Conversion Event Class B Shares has been made in the register of members of the Company in your favour.

We hereby confirm that the provisions of the Agreement shall continue in full force and effect.

………………………………,
for and on behalf of
Sergey Aleksandrovich Solonin
Chargor

Witnesses:

1.	………………………….
………………………….

2.	………………………….
………………………….

SCHEDULE 4B

FORM OF NOTICE
Pursuant to Section 138 (2) of the Contract Law Cap. 149

To: QIWI PLC (the "Company")

Date:…………………………
Dear Sirs
Pledge and Charge over Shares Agreement dated …………….. April 2018 between Sergey Aleksandrovich Solonin as Chargor and Credit Suisse AG as Chargee (the "Agreement")
You are hereby given formal notice pursuant to Section 138(2) of the Cyprus Contract Law, Cap. 149 that pursuant to the Agreement, a certified copy of which is attached hereto, Sergey Aleksandrovich Solonin has pledged in our favour share certificate no. 576 representing 4,500,000 class A shares of EUR 0.0005 each in the Company.
A certified copy of the Agreement is hereby enclosed.
Kindly acknowledge receipt of this notice by providing us with a certificate confirming that a memorandum of the pledge has been made in the register of shareholders.

Yours faithfully,

………………………………….
Credit Suisse AG
as Chargee

SCHEDULE 5
Credit Suisse AG
(as Chargee)

SECRETARY'S CERTIFICATE

QIWI PLC
It is hereby certified that Memorandum have been made in the Register of Members of QIWI PLC (the "Company") to the effect that the share certificates in respect of the shares described in the Schedule hereunder have been pledged to you as Chargee (as the term is defined in the Share Pledge referred to below) in accordance with the terms and conditions of a Pledge and Charge over Shares Agreement dated ………… April 2018 ("Share Pledge"), due notice of the said pledge having been given by the Chargee to the Company accompanied by a certified copy of the Share Pledge.
It is further certified that we have not heretofore received any notice of pledge in relation to the same shares.

SCHEDULE
▪	4,500,000 class A shares of EUR 0.0005 each held by Sergey Aleksandrovich Solonin represented by share certificate number 576

Dated this                day of  2018

By:

Authorised Signatory
For and on behalf of
DIAGORAS (SECRETARIAL) LIMITED
Secretary of
QIWI PLC

SCHEDULE 6
QIWI PLC
(the "Company")

WRITTEN APPROVAL of the class A shareholders of the Company dated …………………. 2018 taken in accordance with Regulation 38(a) of the Articles of Association of the Company

WHEREAS it is proposed that Sergey Aleksandrovich Solonin as chargor (the "Chargor") will pledge and charge 4,500,000 class A shares in the Company pursuant to a pledge and charge agreement entered into on or about the date of this approval between the Chargor and Credit Suisse AG as chargee (the "Chargee") (the "Pledge Agreement").

We have received a copy of the Pledge Agreement.

WHEREAS pursuant to the Pledge Agreement, the Chargee has a number of remedies and powers when enforcing the security, including but not limited to transferring the shares pledged under the Pledge Agreement.

WHEREAS pursuant to Regulation 38(a) of the Articles of Association of the Company, a transfer of 10% or more of the total number of class A shares in issue can only take place if it is approved in writing by the members holding in aggregate at least seventy five percent of the total number of class A shares in issue, including class A shares held by the transferring member.

WHEREAS this is a Regulation 38(a) approval of the Articles of Association of the Company.

We, the undersigned, holding in aggregate at least 75% of the total number of class A shares of the Company in issue HEREBY IRREVOCABLY APPROVE any transfer of class A shares in the Company to any transferee which may take place in connection with the Pledge Agreement (as modified, varied, amended, novated, extended, supplemented, restated or replaced from time to time).

_______________________________
BORIS BORISOVICH KIM
Shareholder of the Company
Holding 1,218,894 class A shares

Percentage of Holding: …………………

________________________________

SERGEY ALEKSANDROVICH SOLONIN
Shareholder of the Company
Holding 11,261,399 class A shares

Percentage of Holding: …………………